EXHIBIT 99.1

Ceragenix Announces New Publication of Scientific Research on Ceragenin™ Technology

DENVER, CO  — April 23, 2007 —  Ceragenix Pharmaceuticals, Inc. (OTCBB:CGXP), a biopharmaceutical company focused on infectious disease and dermatology, today announced the publication of a research paper on two of the Company’s  antimicrobial compounds: CSA-8 and CSA-13. The paper appeared in the April issue of the Journal of Antimicrobial Agents and Chemotherapy, a peer-reviewed official Journal of the American Society of Microbiology, dedicated to advances in the field of applied microbiology.

The publication is entitled “Antimicrobial Activities of Ceragenins Against Clinical Isolates of Resistant Staphylococcus Aureus” authored by Drs.Chin, Rybak, Cheung and Savage (Drs. Chin, Rybak and Cheung are researchers at the Anti-Infective Research Laboratory of the Eugene Appelbaum College of Pharmacy and Health Sciences, Wayne State University and Dr. Savage is the Reed Izatt Professor of Chemistry and BioChemistry at Brigham Young University).   Dr. Savage is the inventor of the Ceragenin™ technology and also serves as a consultant to the Company.  The authors highlight the need for development of new antimicrobial compounds to combat the rising incidence of strains of Staphylococcus Aureus that are now resistant to methicillin (MRSA) and vancomycin (VISA, hVISA and VRSA) antibiotics and describe the potent in vitro activity of CSA-8 and CSA-13 against such strains.  The authors concluded that:

“Ceragenins are unique, low-molecular-mass compounds that have potent bactericidal activities against both gram-negative and gram-positive bacteria, particularly clinically relevant pathogens such as MRSA …. Both CSA-8 and CSA-13 are promising antimicrobials and may have important therapeutic implications for infections caused by hVISA and VISA strains.  Given that these small compounds are experimental antimicrobial agents, future safety, efficacy and pharmokinetic studies in vivo should be performed to correlate these promising in vitro data.”

Steven Porter, CEO of Ceragenix stated: “The publication of peer-reviewed research on our Ceragenin™ compounds is an important milestone for our Company and a key element in obtaining recognition for our technology in the scientific community.  We look forward to future publications from our ongoing preclinical research activities on the safety and efficacy work that is now being conducted in vivo.”

About Ceragenix

Ceragenix Pharmaceuticals, Inc. is a biopharmaceutical company that discovers, develops and commercializes novel anti-infective drugs based on its proprietary class of compounds, Ceragenins™ (or CSAs). Active against a broad range of gram positive and negative bacteria, these agents are being developed as anti-infective medical device coatings (Ceracides™) and as therapeutics for antibiotic-resistant organisms. Ceragenix also owns exclusive rights to Barrier Repair Technology for the treatment of dermatological disorders including atopic dermatitis, neonatal skin disorders and others. Ceragenix’s patented Barrier Repair Technology, invented by Dr. Peter Elias and licensed from the University of California, is the platform for the development of two prescription topical creams—EpiCeram™ and NeoCeram™. For additional information on Ceragenix, please visit www.ceragenix.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the company to raise sufficient capital to finance its planned activities; the ability of the company to satisfy its outstanding convertible debt obligations; receiving the necessary marketing clearance approvals from the United States Food and Drug Administration; successful clinical trials of the company’s planned products including; the ability to enroll the studies in a timely manner, patient compliance with the study protocol,  and a sufficient number of patients completing the studies;  the ability of the company to commercialize its planned products; the ability of the company to consummate a favorable marketing agreement with a partner to market EpiCeram™; market acceptance of the company’s planned products, the company’s ability to successfully develop its licensed compounds, alone or in cooperation with others, into commercial products, the ability of the company to successfully prosecute and protect its intellectual property, and the company’s ability to hire, manage and retain qualified personnel. The aforementioned factors do not represent an all inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this press release. In particular, important factors that could cause actual results to differ materially from the company’s forward-looking statements include general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to the company, may be significant, now or in the future, and these factors may affect the company to a greater extent than indicated. All forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in this press release and in other documents that the company files from time to time with the Securities and Exchange Commission including its Annual Report on Form 10-KSB for the year ended December 31, 2006, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-KSB to be filed in 2007. Except as required by law, the company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:
Ceragenix
Steven S. Porter, 720-946-6440
or  CEOcast, Inc.
Andrew Hellman
 (212) 732-4300

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